Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICAL REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER
OF FISCAL YEAR 2010

—Successfully Completed Enrollment in Two Phase II Cancer Studies and Reported Positive
 Interim Clinical Data from its Cotara® and Bavituximab Clinical Programs—

—Positioned Bavituximab for Definitive NSCLC Phase II Trials in Early 2010 Following
Recent Successful Meeting with the FDA —

—Higher Total Revenue Led to Reduced Net Loss Compared to Prior Year and
 Helped Improve the Company’s Cash Position—

TUSTIN, Calif., December 10, 2009 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) today announced financial results for the second quarter of fiscal year (FY) 2010 ended October 31, 2009.  Total revenue for the second quarter of FY 2010 increased 255% to $6,896,000, compared to $1,941,000 for the comparable prior year quarter.  This increase in total revenue was primarily derived from increases in contract manufacturing services provided by Avid Bioservices, the company's wholly owned contract manufacturing subsidiary.

Avid generated manufacturing revenue of $5,308,000 for the second quarter of FY 2010, compared to $983,000 for the comparable prior year quarter, an increase of 440%.  The increase in Avid revenue reflects increased manufacturing services provided to third-party customers during the quarter.  Peregrine also generated revenue from services provided under its contract with the U.S. Defense Threat Reduction Agency for the Transformational Medical Technologies Initiative (TMTI) to evaluate bavituximab as a potential broad-spectrum treatment for viral hemorrhagic fever infections.  Government contract revenue was $1,510,000 for the second quarter of FY 2010, compared to $958,000 for the prior year quarter, an increase of 58%.

Total costs and expenses in the second quarter of FY 2010 increased $2,942,000 to $9,433,000, compared to $6,491,000 in the second quarter of FY 2009, an increase of 45%.  The current quarter increase in total costs and expenses was primarily due to an increase in the costs of contract manufacturing during the quarter of $2,877,000, related to higher reported contract manufacturing revenue.  Research and development (R&D) expenses slightly decreased by $169,000 (4%) to $4,132,000 in the second quarter of FY 2010, from $4,301,000 in the prior year quarter, primarily reflecting the reduced resource needs of Peregrine’s current clinical programs as they complete patient dosing and advance into the patient follow-up and analysis phase.  Selling, general, and administrative (SG&A) expenses increased in the second quarter of FY 2010 to $1,761,000, compared to $1,527,000 in the second quarter of FY 2009, an increase of 15%, primarily reflecting the company’s recent investments in acquiring additional expertise to support its contract manufacturing business.

Peregrine’s consolidated net loss decreased 38% to $2,787,000 or $0.06 per basic and diluted share in the second quarter of FY 2010, compared to the consolidated net loss of $4,497,000, or $0.10 per basic and diluted share for the same prior year period.  At October 31, 2009, the company had $13.6 million in cash and cash equivalents.

“Peregrine continued to achieve important gains in every area of its operations since the start of the second quarter,” said Steven W. King, president and CEO of Peregrine.” Since the last earnings call, we completed patient enrollment in our Cotara® dosimetry brain cancer trial and in two bavituximab Phase II trials in breast cancer and non-small cell lung cancer (NSCLC).  We also reported positive initial data from the bavituximab NSCLC trial and from an ongoing Cotara Phase II study, with both showing promising progression-free-survival data.  We recruited two world-class cancer drug development experts—adding Dr. Bruce Chabner of Harvard Medical School and Massachusetts General Hospital as a clinical advisor and former Genentech regulatory chief Dr. Robert Garnick to our management team as head of regulatory—and we made organizational enhancements at Avid Bioservices as we prepare for continued growth of its business.  We accomplished all of this while continuing to report increased revenue from our Avid contract manufacturing business and from our government contract, resulting in a decreased net loss.  These positive developments have helped position us to initiate the next round of clinical trials that we are planning to start in the early part of next year, as clinical resources are being freed up as our current Phase II trials near completion.  These advances are setting the stage for what we expect to be a very positive 2010 for the company.”

Dr. Robert Garnick, Peregrine’s head of regulatory, commented, “I am delighted that we have already been able to make significant progress in advancing bavituximab in just the few months that I have been working with the company.  By working with our clinical advisors and the FDA, we have been able to position ourselves to initiate definitive bavituximab NSCLC Phase II “proof-of-concept” clinical studies in early 2010 as part of our plans to advance the program.  Based on the results seen to date, we believe bavituximab has considerable potential in multiple solid tumor indications and we look forward to exploring a number of these in additional upcoming trials.  Our goal is to seek clinical and regulatory pathways that will expedite our progress towards possible commercialization while also ensuring a strong positioning for this novel product.  We also look forward to developing a similar strategy for the Cotara brain cancer program as we obtain additional data from the recently completed dosimetry trial and from our ongoing Phase II study in patients with glioblastoma, a condition for which safe and effective new therapies are urgently needed.

Mr. King added, “We are also very pleased at the good progress we are making in our anti-viral efforts.  Our federally-funded biodefense initiative to develop our PS-targeting antibodies for the prevention and treatment of viral hemorrhagic fever infections (VHF) is proceeding well as evidenced by the promising data from the program recently presented at an important biodefense conference.  This quarter, our scientific collaborators secured a substantial grant to expand the study of our PS-targeting antibodies in VHF.  In addition, we reorganized our infectious diseases program infrastructure to ensure that the many opportunities potentially available to Peregrine and our collaborators for commercially-relevant applications of our technology to treat infectious diseases are fully exploited.”

Mr. King continued, “Our Avid contract manufacturing subsidiary continued to report positive revenue growth this quarter while establishing an impressive global alliance partnership.  We added additional talent to the strong team already on board at Avid with the hiring of a senior global operations and productivity executive and an experienced vice president of business operations.  This team is focusing both on continuing to grow Avid’s contract manufacturing business and on building a new business in the emerging field of biosimilars, an area in which we believe we are very well-equipped to compete and where we also see nearer-term commercialization opportunities.”

“This has been an eventful quarter for Peregrine, as we continued the advancement of our key clinical programs while significantly reducing our net loss and increasing our cash position quarter-over-quarter,“ said Paul Lytle, chief financial officer of Peregrine. “We look forward to sharing our enthusiasm for Peregrine’s future prospects with the investment community through an active investor outreach program planned throughout the upcoming year.”

Mr. King concluded, “Looking to the future, we are turning our attention to the goal of advancing at least one and possibly multiple products to the market within the next 2.5 to 5 years.  The promising data we have seen to date from all of our ongoing trials, the addition of world class clinical and regulatory expertise to our team and the strategic asset we have in Avid Bioservices are helping to fuel this drive.  We have already begun working on a number of fronts to strengthen our ability to achieve this goal and we look forward to sharing those plans as we transition into the new year.”

FY 2010 Recent Highlights

Bavituximab Anti-Cancer Program
Peregrine reported progress in all three ongoing Phase II trials in its bavituximab cancer program:
▪
Reported 61% objective response rate in 46-patient Phase II trial evaluating bavituximab in combination with docetaxel in advanced breast cancer patients, exceeding the 41% tumor response data for docetaxel as monotherapy that was used as the benchmark for the design of this study.  With these positive initial data in hand, Peregrine reported that it is assessing possible trial designs for future studies.

▪
Reported that enrollment was completed in a 49-patient Phase II trial evaluating bavituximab in combination with carboplatin and paclitaxel in non-small cell lung cancer (NSCLC) patients with locally advanced or metastatic disease.  Analysis from the initial 21-patient cohort in this trial showed that the median progression-free-survival (PFS) was 6.5 months, which is superior to the PFS range of 4.2 to 4.5 months reported in a similar patient population receiving carboplatin and paclitaxel as a single agent in the NSCLC trials that were the basis for the design of this trial.

▪
Completed enrollment of the planned 46 patients in a Phase II trial evaluating bavituximab in combination with carboplatin and paclitaxel in advanced breast cancer patients.  Peregrine previously reported that nine of 14, or 64% of evaluable patients in the initial cohort of this trial achieved an objective tumor response according to RECIST criteria.  These data exceeded the pre-specified endpoint needed to expand the trial and compare favorably with historical results with chemotherapy alone.  Patient dosing and follow-up in this trial are continuing.

▪
Announced issuance of a new U.S. patent with claims covering the use of bavituximab in combination with a broad range of cancer therapeutic agents. The combinations of bavituximab with docetaxel or carboplatin and paclitaxel, which have shown promising initial results in Peregrine’s Phase II trials, are all covered under the claims of this patent. The additional protection it provides further strengthens Peregrine’s intellectual property leadership in the field of phosphatidylserine (PS)-targeting therapeutics

▪
Published a new study in Clinical Cancer Research showing the therapeutic promise of bavituximab with radiation in a lethal brain cancer model.  A PS-targeting antibody similar to bavituximab demonstrated potent anti-tumor activity when combined with radiation in a model of aggressive brain cancer, doubling the survival time of test animals and producing long-term cures. The study also provided additional evidence that PS-targeting antibodies employ multiple novel mechanisms to mobilize the immune system to combat cancer and that these mechanisms are enhanced by concurrent radiation therapy.

▪
Announced that noted cancer researcher Bruce Chabner, M.D., will serve as a clinical advisor on the design of clinical trials for the bavituximab and Cotara cancer programs.  Dr. Chabner is currently the clinical director of Massachusetts General Hospital (MGH) Cancer Center, chief of hematology and oncology at MGH and a professor of medicine at Harvard Medical School.  Previously, Dr. Chabner had a distinguished 25-year career at the National Cancer Institute.

Bavituximab Anti-Viral Program
The company advanced its PS-targeting anti-viral program on a number of fronts:
▪
Presented promising interim data at the 2009 Chemical and Biological Defense Science and Technology Conference from Peregrine's program to assess the company's PS-targeting antibodies as broad-spectrum agents for the treatment of viral hemorrhagic fevers (VHF), a potential biodefense threat. Researchers confirmed broad spectrum PS-targeting antibody binding to VHF viral particles and also to mammalian cells infected with hemorrhagic fever viruses.  Initial anti-viral efficacy studies were encouraging, showing that a single dose of a PS-targeting antibody increased the survival of hamsters infected with lethal doses of viruses from two different VHF families. Based on these findings, additional efficacy studies are now underway.

▪
Formed anti-viral research group to oversee the company’s anti-PS infectious disease collaborations. The new group has responsibility for coordinating, expanding and leveraging the company's multiple external collaborations to assess the potential utility of Peregrine's PS-targeting antibody platform for the prevention and treatment of serious infectious diseases, including viral hemorrhagic fevers and other biodefense threats, HIV, influenza, cytomegalovirus, leishmaniasis and malaria.  Peregrine's broad-spectrum PS-targeting antibodies are being assessed in anti-infective applications by more than a dozen leading research institutions.

▪
Was awarded a second broad U.S. patent for anti-viral applications of Peregrine’s phospholipid-targeting antibodies that includes broad claims covering anti-viral uses of PS-targeting antibodies including bavituximab. The new patent covers compositions and methods of treating virus infections using bavituximab and similar antibodies, either alone or as immunoconjugates attached to anti-viral agents, as well as in combination with other anti-viral agents. The broad claims include methods for treating all viruses in humans and animals.

▪
Announced that research colleagues at the University of Texas Southwestern Medical Center received a two-year $763,000 grant from the U.S. National Institute of Allergy and Infectious Diseases (NIAID) for research expanding studies of anti-PS antibodies as potential treatments for viral hemorrhagic fever infections.

Cotara® Brain Cancer Program
Peregrine reported significant progress in the Cotara brain cancer program:
▪
Completed patient enrollment in the Cotara dose confirmation and dosimetry trial at U.S. brain cancer centers, meeting all of the dosimetry data-gathering objectives of the study.  Patients in the initial two cohorts of this study have all either met or exceeded the expected median survival time of six months for recurrent glioblastoma multiforme (GBM) patients. Peregrine also reported that the ongoing Phase II Cotara brain cancer trial would be expanded to clinical sites that had participated in the dosimetry trial.

▪
Presented interim Phase II data at the XIV World Congress of Neurological Surgery Annual Meeting showing that Cotara appeared well tolerated and demonstrated encouraging signs of efficacy in patients with GBM.  Researchers presented interim data on 10 recurrent GBM patients at first relapse.  Using the clinical site’s institutional definitions, the interim median recurrence-free survival of these patients was 33 weeks and the interim median overall survival was 40.6 weeks.  This compares favorably with historical data on expected survival for patients with GBM, which is approximately 24 weeks from time of disease recurrence.  Based on this data, the study authors conclude that Cotara appears to be feasible, tolerable and has encouraging signs of efficacy in recurrent GBM patients.

Avid Bioservices
Peregrine’s wholly-owned contract manufacturing subsidiary reported a number of positive developments while also significantly increasing its revenue:
▪
Was selected as U.S. West Coast partner of Boehringer Ingelheim’s Global Production Alliance Network for Biologic Contract Manufacturing services, with the two companies entering into a global strategic production alliance agreement. The Production Alliance Network program combines access to Boehringer Ingelheim’s high expression manufacturing technology, Avid's proven competence and flexibility in process development and cGMP manufacturing for earlier-stage projects, along with preferred access to Boehringer Ingelheim's large-scale commercial manufacturing facilities.

▪
Expanded the Avid executive team to prepare for continued growth, appointing operations and quality expert Truc Le as chief operating officer and Christopher Eso as vice president of business operations.

Other Developments
▪
Appointed former Genentech senior vice president Dr. Robert Garnick as head of regulatory affairs.  Dr. Garnick oversaw 17 new drug approvals in his 24 years at Genentech, including approvals for the major cancer drugs Herceptin® and Avastin®.  He is expected to play an important strategic and operational role in designing Peregrine’s clinical and regulatory strategies for its clinical stage products bavituximab and Cotara.

▪	Achieved full compliance with NASDAQ listing requirements after implementation of a stockholder-approved 1:5 reverse stock split.

Conference Call
The company will host a conference call today, December 10, 2009 at 11:30 a.m. EDT/8:30 a.m. PDT to discuss its Second Quarter FY 2010 financial results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com.  The webcast will be archived on Peregrine's website for approximately 30 days.

To listen to the conference call via telephone, please call the following number approximately 10 minutes prior to the scheduled start time and request to join the Peregrine Pharmaceuticals call: (800) 860-2442.  A telephonic replay of the conference call will be available starting approximately one hour after the conclusion of the call through December 17, 2009 by calling (877) 344-7529, passcode 431883#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing three separate clinical programs in cancer and hepatitis C virus infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company may experience delays in clinical trial patient enrollment, the results of future clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, the risk that the company does not receive all of its funding under the TMTI contract, the risk that future protocol submissions may not be approved and the risk that the company may not be able to monetize any of its assets. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2009 and the quarterly report on Form 10-Q for the quarter ended October 31, 2009. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	OCTOBER 31, 2009	APRIL 30, 2009
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,599,000	$10,018,000
Trade and other receivables, net	2,487,000	1,770,000
Government contract receivables	1,595,000	1,944,000
Inventories, net	5,850,000	4,707,000
Debt issuance costs, current portion	175,000	229,000
Prepaid expenses and other current assets	1,049,000	1,466,000

Total current assets	24,755,000	20,134,000

PROPERTY:
Leasehold improvements	675,000	675,000
Laboratory equipment	4,100,000	4,180,000
Furniture, fixtures and office equipment	901,000	902,000

	5,676,000	5,757,000
Less accumulated depreciation and amortization	(4,245,000)	(4,076,000)

Property, net	1,431,000	1,681,000

OTHER ASSETS:
Debt issuance costs, less current portion	68,000	142,000
Other assets	1,275,000	1,170,000

Total other assets	1,343,000	1,312,000

TOTAL ASSETS	$27,529,000	$23,127,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	OCTOBER 31, 2009	APRIL 30, 2009
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,659,000	$3,518,000
Accrued clinical trial site fees	416,000	955,000
Accrued legal and accounting fees	284,000	667,000
Accrued royalties and license fees	145,000	182,000
Accrued payroll and related costs	1,363,000	1,580,000
Notes payable, current portion and net of discount	1,846,000	1,465,000
Deferred revenue	4,260,000	3,776,000
Deferred government contract revenue	3,989,000	3,871,000
Customer deposits	790,000	2,287,000
Other current liabilities	550,000	563,000

Total current liabilities	17,302,000	18,864,000

Notes payable, less current portion and net of discount	2,157,000	3,208,000
Other long-term liabilities	152,000	154,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 48,869,563 and 45,537,711, respectively	48,000	227,000
Additional paid-in capital	260,445,000	248,034,000
Accumulated deficit	(252,575,000)	(247,360,000)

Total stockholders' equity	7,918,000	901,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,529,000	$23,127,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended October 31,		Six Months Ended October 31,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$5,308,000	$983,000	$7,378,000	$2,176,000
Government contract revenue	1,510,000	958,000	6,181,000	1,282,000
License revenue	78,000	-	87,000	-
Total revenues	6,896,000	1,941,000	13,646,000	3,458,000

COSTS AND EXPENSES:
Cost of contract manufacturing	3,540,000	663,000	4,613,000	1,566,000
Research and development	4,132,000	4,301,000	10,206,000	8,369,000
Selling, general and administrative	1,761,000	1,527,000	3,554,000	3,233,000

Total costs and expenses	9,433,000	6,491,000	18,373,000	13,168,000

LOSS FROM OPERATIONS	(2,537,000)	(4,550,000)	(4,727,000)	(9,710,000)

OTHER INCOME (EXPENSE):
Interest and other income	34,000	53,000	74,000	128,000
Interest and other expense	(284,000)	-	(562,000)	(1,000)

NET LOSS	$(2,787,000)	$(4,497,000)	$(5,215,000)	$(9,583,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	48,147,702	45,242,124	47,478,247	45,242,124

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.06)	$(0.10)	$(0.11)	$(0.21)

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